Rule 424(b)(3)
Registration No. 333-114004

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED DECEMBER 3, 2004)

$150,000,000

PSS World Medical, Inc.

2.25% Convertible Senior Notes
due March 15, 2024
and
8,774,235 Shares of Common Stock Issuable
Upon Conversion of the Notes

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        This prospectus supplement relates to the resale by the selling Securityholder of its notes and the common stock issuable upon conversion of its notes.

        This prospectus supplement updates the prospectus dated December 3, 2004, which prospectus is included in our registration statement on Form S-3 filed with the Securities and Exchange Commission on December 3, 2004. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

        The following represents updated information regarding the selling securityholders listed in the selling securityholder table in the prospectus:

Name of Selling Securityholder	Principal Amount of Notes Beneficially Owned that may be Sold	Number of Shares of Common Stock Owned Prior to this Offering (1)	Conversion Shares of Common Stock that may be Sold (2)	Notes Owned After Completion of this Offering (3)	Shares of Common Stock Owned After Completion of this Offering(3)

Teachers Insurance and Annuity
Association of America (1)	$12,500,000	731,187	731,187	0	0

    (1)        Mr. Edward Toy is managing director for this selling securityholder.

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        Investing in our notes or our common stock involves risks. Please review the “Risk Factors” beginning on page 7 of the prospectus for a discussion of certain risks that you should consider in connection with an investment in the notes and common stock issuable upon conversion of the notes.

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        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 10, 2005.